Exhibit 99.1

IGII Closes Institutional Private Placment for One Million Dollars
Completes Capitalization for 2005 Working Capital And Expansion

CELEBRATION, Fla. — (BUSINESS WIRE) — March 29, 2005 — IBSG International, Inc., (the “Company”), (OTCBB:IGII — News) is pleased to announce today that it has closed a $1 million institutional investment to carry out its implementation and expansion plans for 2005. This investment is an essential part of the Company’s 2005 current financing plan, which is to be utilized to accelerate sales and to provide the necessary upfront marketing capital for the nationwide rollout of the Company’s subsidiary Secure Blue, Inc.‘s Sarbanes-Oxley compliance and network security product, Secure Blue Pro.

“The capital infusion we have received will allow us to hire additional programmers, enhance our marketing team and pay the substantial upfront costs of bringing our exciting new product to the market, Secure Blue Pro, without depleting our present working capital. We have taken our time this year to find the best institution to be our financial partner. This is a convertible loan that we structured the million dollar infusion, which converts at slightly higher then our current stock price. Securing our projected additional capital needs this early in the year is a tremendous start to our 2005 year and will build on our 2004 success,” stated Dr. Michael Rivers, CEO of IBSG International.

This announcement follows the recently released Independent Analyst Report by Research Works on IBSG International which projected a $0.17 cent EPS for 2005 before consideration of this funding (www.stocksontheweb.com/igii.pdf).

About IBSG International, Inc.:

The IBSG International offers enterprise solutions designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the NetPool Data System (copyrighted). The Company acquired the assets of a security software company from the U.K. and created a subsidiary called Secure Blue, Inc. in June of 2004. Secure Blue will provide Sarbanes-Oxley security software and system analysis software to the IBSG markets, as well as provide such software and system analysis directly to its independent customer base.

As software providers, system integrators and Application Service Provider, IBSG, Inc. and Secure Blue, Inc. generate their revenue from license sales, system modifications, and system support and a percentage of monthly customer fees. The typical IBSG/Secure Blue license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, due to the expiration of the licensee’s contract with their client).

FORWARD LOOKING STATEMENTS:

Statements about the Company’s future expectations, including future revenues and earnings, such contract execution and future revenues, and all other statements in this press release other than historical facts are “forward-looking statements or estimates” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. A full description of the transaction can be found on the 8K to follow this release. The million dollars was based on a 29 cent conversion with additional warrants. The Company may raise additional capital based on future needs. The capital raised DOES NOT guarantee the success of contractual relationships with IBSG International or any of its subsidiaries. The Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release; the Company will appropriately inform the public.

Intelligent Business Systems Group International Inc., World Headquarters (OTCBB:IGII - News): 1132 Celebration Blvd. Celebration, FL 34747; (321) 939-6321

Contact:

   For IBSG International Inc., Celebration
   Investment Relations contact:
   Redwood Consultants, LLC, Novato, Calif.
   Jens Dalsgaard, 415-884-0348